Exhibit 10.5
                                                                    ------------


                                                                  March 2, 2001



Mr. Michael G. Stout
609 Hampshire Court
Carmel, IN 46032-9485

Dear Mike:

         This letter is intended to document the terms pursuant to which you have agreed to serve as Chairman of UAC.

         Your employment is effective February 23, 2001. You have been appointed Chairman of UAC as of such date. You will devote substantially your full business time and attention to the management and affairs of UAC. While we have a mutual understanding that this arrangement will be in effect for two years from such date, your employment is at will and may be terminated at any time with or without cause by the Board of Directors.

         While you are employed by UAC, for the two years ending February 23, 2003, you will be entitled to an annual salary of $225,000. You have requested, and UAC has agreed, that payment of such salary (while it will accrue from February 23, 2001) shall be deferred until the earlier of (i) a significant equity capital raising transaction by UAC, (ii) change of control of the Company, or (iii) January 2, 2002. The accrued amount will be paid in a lump sum at that time, subject to applicable withholding amounts, and thereafter your salary will be paid in accordance with UAC's regular payroll practices.

         You have been awarded stock options for 300,000 shares under UAC's 1999 Incentive Stock Plan. This award is represented by a separate stock option agreement. You understand that the exercisability of some or all of such options will be subject to shareholder approval of the plan amendment increasing the shares authorized for issuance thereunder. The board of directors has directed that such amendment be presented for shareholder approval at the next shareholders' meeting. Richard D. Waterfield has informed UAC that he intends to support approval of such amendment.

         During your employment, you will be eligible to participate in such benefit plans and arrangements as UAC makes available to its senior executive officers generally; provided, that you will not participate in the Annual Bonus and Deferral Plan for Senior Officers.

         This letter agreement is effective as of February 23, 2001, but executed as of the date written above. It is governed by Indiana law. Your rights and obligations hereunder are personal to you and are not assignable.

         Mike, if this letter accurately sets forth our agreement regarding your employment, please sign below to acknowledge that fact.


                                                Union Acceptance Corporation


                                                By: /s/ John M. Stainbrook
                                                   -----------------------------
                                                   John M. Stainbrook, President

AGREED:

/s/ Michael G. Stout
--------------------------
Michael G. Stout